CAMPBELL GLOBAL TREND FUND, L.P.
MONTHLY REPORT - MARCH 2013
STATEMENT OF CHANGES IN NET ASSET VALUE

Partners' Capital - Class A

Net Asset Value (8,285.888 units) at February 28, 2013	$9,090,140
Additions of 0.000 units on March 31, 2013	-
Redemptions of (16.321) units on March 31, 2013	(18,225)
Offering Costs	(3,871)
Net Income (Loss) - March 2013	166,465

Net Asset Value (8,269.567 units) at March 31, 2013	$9,234,509

Net Asset Value per Unit at March 31, 2013	$1,116.69

Partners' Capital - Class B

Net Asset Value (1,132.919 units) at February 28, 2013	$1,070,930
Additions of 0.000 units on March 31, 2013	-
Redemptions of (21.332) units on March 31, 2013	(20,531)
Offering Costs	(456)
Net Income (Loss) - March 2013	19,898

Net Asset Value (1,111.587 units) at March 31, 2013	$1,069,841

Net Asset Value per Unit at March 31, 2013	$962.44

Partners' Capital - Class C

Net Asset Value (8,649.474 units) at February 28, 2013	$9,944,155
Additions of 53.514 units on March 31, 2013	62,506
Redemptions of (0.000) units on March 31, 2013	0
Offering Costs	(4,234)
Net Income (Loss) - March 2013	162,847

Net Asset Value (8,702.988 units) at March 31, 2013	$10,165,274

Net Asset Value per Unit at March 31, 2013	$1,168.02

Partners' Capital - Class D

Net Asset Value (1,241.122 units) at February 28, 2013	$1,223,117
Additions of 0.000 units on March 31, 2013	0
Redemptions of (52.762) units on March 31, 2013	(53,001)
Offering Costs	(521)
Net Income (Loss) - March 2013	24,153

Net Asset Value (1,188.360 units) at March 31, 2013	$1,193,748

Net Asset Value per Unit at March 31, 2013	$1,004.53

STATEMENT OF INCOME (LOSS)

Income:
Gains (losses) on futures contracts:
Realized	$250,938
Change in unrealized	217,570

Gains (losses) on forward contracts:
Realized	1,302,270
Change in unrealized	(1,289,442)
Intrest Income (Loss)	5,546
Total income	486,882

Expenses:
Management fee	36,327
Performance fee	36,691
Sales and brokerage fee	29,837
Operating expenses	10,664
Total Expenses	113,519
Net Income (Loss) - March 2013	$373,363

FUND STATISTICS

Partners' Capital - Class A

Net Asset Value per Unit on March 31, 2013	$1,116.69
Net Asset Value per Unit on February 28, 2013	$1,097.06
Unit Value Monthly Gain (Loss) %	1.79%
Fund 2013 calendar YTD Gain (Loss) %	5.99%

Partners' Capital - Class B

Net Asset Value per Unit on March 31, 2013	$962.44
Net Asset Value per Unit on February 28, 2013	$945.28
Unit Value Monthly Gain (Loss) %	1.82%
Fund 2013 calendar YTD Gain (Loss) %	6.07%

Partners' Capital - Class C

Net Asset Value per Unit on March 31, 2013	$1,168.02
Net Asset Value per Unit on February 28, 2013	$1,149.68
Unit Value Monthly Gain (Loss) %	1.60%
Fund 2013 calendar YTD Gain (Loss) %	6.14%

Partners' Capital - Class D

Net Asset Value per Unit on March 31, 2013	$1,004.53
Net Asset Value per Unit on February 28, 2013	$985.49
Unit Value Monthly Gain (Loss) %	1.93%
Fund 2013 calendar YTD Gain (Loss) %	6.54%

To the best of my knowledge and belief, the information contained herein is accurate and complete.

/s/ G. William Andrews
G. William Andrews
Chief Executive Officer
Campbell & Company, Inc.
General Partner
Campbell Global Trend Fund, L.P.

Prepared without audit

Dear Investor,
Commodities and Equity Indices Drive March Returns…

The Fund’s strategies profited in all four major sectors traded in March, with the majority of gains coming from equity indices.  Major economic drivers included Chinese and Japanese political developments, positive economic data in the U.S., and the bank bailout situation in Cyprus.

Equity indices, specifically long positioning in the United States and Japan, added to monthly gains.  A sharp uptick in U.S. non-farm payrolls and a downtick in the unemployment rate, followed by data indicating a steadily improving U.S. housing market helped push index levels higher.  Japanese stocks rose for a seventh straight month, gaining over 7%, as Prime Minister Abe’s efforts to end deflation began with his appointment of Haruhiko Kuroda to lead the Bank of Japan (BOJ).

Gains in commodities were led by short positions in copper and aluminum as these industrial metals fell sharply during the month.  Copper was pressured by new property tightening measures in China aimed at reining in overheated housing markets. Aluminum fell on reports that production climbed 2.4% in February.  Soft commodities also added to profits as supply data moved markets in the direction of the Fund’s positions.

Positioning in foreign exchange contributed small gains to the Fund.  The most profitable trade continues to be short Japanese Yen, with the new BOJ Governor stating he will do “whatever it takes” to achieve his goal of a 2% inflation target within two years.

The Interest rates sector also contributed small gains during the month.  Gains from long positions in longer-dated holdings were mostly offset by losses in short positions in short-term holdings.  Choppy trading was seen in the sector during the month as price action varied widely across global markets.  Please do not hesitate to call us with questions.

Sincerely,

Will Andrews
Chief Executive Officer
Campbell & Company, Inc. - General Partner